Exhibit 99.1

Transcript of
Pharmacyclics
ASCO 2012 Recap
June 6, 2012  / 4:30 p.m. EDT

Participants

Ramses Erdtmann – Vice President Finance
Robert Duggan – CEO and Chairman of the Board
Lori Kunkel, MD – Chief Medical Officer
Joseph Buggy, Ph.D. – Vice President, Research

Presentation

Operator
Greetings and welcome to the Pharmacyclics ASCO 2012 Recap.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Ramses Erdtmann, Vice President of Finance for Pharmacyclics.  Thank you, sir.  You may begin.

Ramses Erdtmann – Vice President Finance
Good afternoon.  Thank you for joining us.  With me today and available to answer questions are our CEO and Chairman of the Board, Bob Duggan; our Chief Medical Officer, Dr. Lori Kunkel; our Chief Business Officer Dr. Maky Zanganeh; our Chief Scientific Officer Dr. David Loury; our Executive Vice President of Sales and Marketing, Paula Boultbee; and also with me today is Vice President of Research, Dr. Joe Buggy.

Our agenda for today’s call will focus on the three clinical presentations in CLL/SLL, which we just presented at the American Society of Clinical Oncology (ASCO) in Chicago at their Annual meeting.  These presentations have all been filed with the SEC so they are publically available.  We also uploaded them to our website in the Investor Relations section under Presentations and Articles.  In that section you will find past scientific presentations and a general investor relations introductory slide deck.

Before we start, let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics including expectations regarding Pharmacyclics financial performance, commercial products, and potential future products in different areas of therapeutic research and development.  Results may differ materially depending on the progress of Pharmacyclics product program, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market, and developments by competitors and those factors detailed in Pharmacyclics filings with the SEC such as the 10-Q, 10-K, and 8-K reports.

I would now like to turn the call over to Bob Duggan our CEO and Chairman of the Board.

Robert Duggan – CEO and Chairman of the Board
Thank you Ramses.  We just returned back from ASCO in Chicago.  ASCO is one of the two major U.S. scientific events for the oncology community held each year.  Pharmacyclics had two oral presentations and one poster discussion.  Our chief medical officer, Dr. Lori Kunkel will give an in depth update on these presentations later on in this call.

At ASCO we were particularly pleased that for the second year in a row our BTK inhibitor ibrutinib (formerly PCI-32765) was mentioned by the recipient of the Karnofsky Memorial Award, ASCO’s most prestigious scientific award given once a year.  This year’s recipient Dr. Kanti Rai, a hematologist and former president of the American Society of Hematology, in his plenary address discussed ibrutinib as one of three drugs that have the most promise to move CLL from an acute disease requiring cytotoxic chemotherapy to a chronic disease and possible from chronic to cure.

Dr. Rai specifically said and I quote, “We might have transformed CLL in to a truly chronic disease,” and added that these three drugs could lead us to a cure.  In addition to Dr. Rai’s recognition our CLL trial results in treatment naive patients were also recognized as “best ASCO presentation.”

Having enrolled over 500 patients with the new trials we are now initiating, we have expanded our clinical group.  Christine Huh, our Vice President of Human Resources has done a fabulous job of attracting and hiring excellent talent.  Under Dr. Lori Kunkel’s leadership, we now have a well-organized and very productive clinical team.

Additionally, to support our manufacturing capabilities we have recently hired a very experienced Senior Vice President of Global Manufacturing and Technical Operations, Heow Tan.  Heow joined us after working 26 years in the pharmaceutical industry.  His experience includes working with oral and semi-solid products.  He successfully led the filings of several U.S.A. NDAs and led several European filings.  Heow has a very successful track record of taking companies like us from early clinical production to large commercial scale all the while operating in compliance with worldwide regulatory standards.  He is now responsible for global manufacturing and supply chain.

With the potential ibrutinib has and the success it has demonstrated in clinic we have now begun to focus major attention on the key commercial steps necessary to achieve our corporate development plan.  We recently hired our first Executive Vice President of Sales and Marketing, Paula Boultbee.  She is an accomplished professional.  Paula has more than 20 years of experience in oncology commercialization including extensive global and U.S.A. launch experience gained from large international brands; most notably Gleevec.  During her tenure at Novartis she led the global launch for Gleevec, which became Novartis’ flagship product.  Gleevec is helping thousands of patients to live a fuller, longer life.  Paula is now establishing the early components of our commercial and marketing strategy.

From my earliest days at the helm of Pharmacyclics we have carried forth the stable datum that opportunity attracts capital both human and financial.  We are pleased with our progress to date and face the future with optimism.  It is an honor to be working alongside such talented people.  I will now turn the call over to Lori to provide you with a clinical update.

Lori Kunkel, MD – Chief Medical Officer
Thank you, Bob, and thank you all for your interest in the ibrutinib program.  Today, I will review the data on our Phase II program just presented at ASCO.  As Ramses has said, these presentations are all on our website.  I will also give a brief overview of the data that will be presented at the European Hematology Association Annual Congress Meeting in Amsterdam June 14th through 17th, and I will also give a brief overview of some of our clinical development plans for the rest of the year so that we can put the studies in the context of how we are progressing with our registration strategies.

Let me start with ASCO.  The three trials presented at ASCO represent the next stage of ibrutinib development.  As highlighted previously, at the Annual Meeting at the American Society of Hematology in December of 2011, single agent ibrutinib has demonstrated anti-tumor efficacy in relapsed and refractory CLL with 67% of patient achieving partial or complete responses as measured by the strict IWCLL criteria.  The median progression free survival at 12 months was 86%.  The next series of trials were designed to investigate added effects of chemotherapy and immunotherapy and to explore single agent anti-tumor activity as well as safety in untreated patients.

The ibrutinib Phase II clinical updates at ASCO were released in two oral presentations and included data from the Phase 1B/II trial using single agent ibrutinib in treatment naïve patients known as PCYC-1102, data from the Phase 1B/II CLL/SLL combination trial with ofatumumab in relapsed or refractory patients (PCYC-1109), and data from the Phase IB/II CLL/SLL combination trial with bendamustine and rituximab in relapsed or refractory patients (PCYC-1108).

Dr. John Byrd of Ohio State University on behalf of all participating investigators for the first time presented interim results of a Phase IB/II trial of ibrutinib in treatment naïve CLL patients.  This trial included a total of 31 patients with CLL or SLL enrolled in two fixed continuous dose levels of ibrutinib as a single agent; either 420 milligrams (N=26) or 840 milligrams (N=5) respectively.  The study’s safety profile of ibrutinib was consistent with earlier trials and the most common adverse events were grade one and two being diarrhea and nausea.  These events remain manageable and tolerable with no new signals reported in the study.  Grade three or four hematologic toxicities were uncommon.

The overall response rate as a single agent in the 420 milligram cohort is 81% using ibrutinib.  Importantly, we were able to demonstrate in 12% of patient a complete response as measured by strict IWCLL criteria with no morphologic evidence of CLL including no evidence in the bone marrow was achieved.  Progression free survival with a median follow-up of 14.4 months is 96% in the 420 milligram cohort.  The clinical responses have been independent of high-risk clinical or genetic features.  Of 31 patients on the trial there has only been one patient that has discontinued due to disease progression.  This abstract was selected to be presented at the Best of ASCO Meeting.

This data is of interest due to the achievement of durable remissions in elder population that is notoriously difficult to maintain on cytotoxic chemotherapy.  Overall, this data supports Phase III evaluation of ibrutinib as single agent in the treatment naive elderly CLL/SLL patients.  We are initiating discussions with regulatory authorities on our Phase III plan.

Dr. Samantha Mary Jaglowski of Ohio State University gave an oral presentation on first cohort of the Phase IB/II trial of ibrutinib in combination with ofatumumab in patients with relapsed or refractory CLL/SLL.  This trial (the PCYC-1109) was designed to investigate different combination schedules of ibrutinib and ofatumumab.  The first cohort at 27 patients enrolled the majority (N=24) of patients with CLL/SLL or PLL with three additional patients with Richter’s transformation.

This patient population had failed a median of three prior treatments and 91% were in the high-risk un-mutated IGVH group.  One-third of subjects had evidence of compromised platelet counts or hemoglobin on entry.  Treatment included a lead in of 28 days or one cycle of ibrutinib at 420 milligrams followed by a concomitant ofatumumab administered at the labeled doses as scheduled with continued ibrutinib until disease progression.

Most adverse events were grade one and two and commonly reported grade three infection events were as expected in this patient population.  No unexpected or new safety signals related to ibrutinib were identified.  For the CLL/SLL and PLL patients the overall response rate is 100% including one complete response and this, again, is measured by the strict IWCLL criteria.

The progression free survival at a median follow-up of 9.8 months is 100% as well; 89% of these patients remain on study and only one CLL patient has discontinued treatment by proceeding to stem cell transplant.  Two of three of the Richter’s patients have responded and one remains on study.

Rapid reduction of lymph nodes was achieved and treatment related lymphocytosis generally resolved within two months after administration of ofatumumab.  The achievement of 100% tumor response, this rapid onset of response, a low relapse rate with durable responses, and a favorable safety profile makes this combination worthy of further study.  Cohort values other therapeutic sequences are also currently underway.

Finally, Dr. Susan M. O’Brien of the MD Anderson Cancer Center led the discussion of the interim results of the Phase IB/II trial of ibrutinib in combination with bendamustine/rituximab in patients with relapsed or refractory CLL/SLL.  The data was presented for the first time at a poster discussion session held on Friday.  This trial (PCYC-1108) enrolled a total of 30 patients; 37% were considered refractory that is a treatment-free interval less than 12 months to appearing analog continuing regimen and 13% were refractory to bendamustine.  The patients had failed a median of two prior treatments.  Adverse events were generally mild or moderate and are consistent with the previous reports of the BR combination or ibrutinib.  No new safety signals with the combination of ibrutinib and BR were identified.

Patients have been able to complete all six cycles of this treatment with bendamustine/rituximab.  The overall response rate is 93% with 13% of patients achieving a complete response with no morphologic evidence of CLL.  There have been no discontinuations due to adverse events with a median follow-up at 8.1 months, 77% of patients are on study.  Only two patients have reported progressive disease.  An additional five patients have proceeded to stem cell transplant while in remission.

The high overall response rate, low rate of progressive disease and good tolerability compare favorably with historic controls of bendamustine/rituximab in relapsed CLL warranting a randomized Phase III study of ibrutinib in combination with bendamustine/rituximab.

Let me now provide you with a brief comment on what to expect at EHA in Europe next week.  Dr. Susan O’Brien will give an oral presentation providing updated data from PCYC-1102, our Phase IB trial, including an update on the progression-free survival with an additional six months of follow-up on the relapsed and refractory CLL patients.  This update will show approximately 18 months of follow-up now.  Data on the elderly treatment naïve population, which we just discussed, will also be discussed at the meeting.

Dr. Jennifer Brown will give an oral presentation similar to Dr. O’Brien’s poster discussion from ASCO showing the data using ibrutinib in combination with bendamustine/rituximab in CLL/SLL patients.  Notably, Dr. Brown will have data on the few fludarabine/cyclophosphamide/Rituxan patients enrolled in that trial.

In conclusion, these studies continue to confirm the anti-tumor activity of ibrutinib in CLL/SLL patients, in particular now in the frontline study.  It also shows the ability to achieve complete responses including bone marrow clearance of disease as a single agent, and the combined ability of ibrutinib with standard chemotherapy or immunotherapy.

Let me also provide you with a few other clinical updates.  We have opened and are enrolling the first stage of the single agent ibrutinib study in multiple myeloma.  We have completed enrollment of our diffuse large B-cell Lymphoma Phase II study as well as our mantle cell lymphoma Phase II program.  And we should have an update on our progress with these studies later in the year.

Now, I will turn to our planned future trials.  The ofatumumab versus ibrutinib relapsed refractory CLL Phase III trial has been posted.  We are on schedule and anticipate toenroll the first patient in mid-summer.  The bendamustine/rituximab vs bendamustine/rituximab + ibrutinib Phase III trial in relapsed and refractory CLL patients is also on schedule and will be conducted by Janssen.  It is slated to open in the late summer.  A large mantle cell lymphoma Phase II trial that our partner Janssen is conducting has been posted on clinicaltrials.gov and is anticipated to open shortly.

Later this year we will also start a Phase III frontline trial with single agent ibrutinib in treatment naïve elderly CLL/SLL patients.  As has been our practice to date we will further discuss this trial once it is posted on clinicaltrials.gov and our discussions with regulatory authorities have been completed.

We will now open the floor for questions.

Operator
Our first question comes from the line of Jason Kantor with RBC Capital Markets.

Jason Kantor – RBC Capital Markets
I’m interested in kind of all these trials with regard to interim data and when we could see the first hint of Phase III data, and also for the mantle cell lymphoma study this open label Phase II that’s being run given the very high response rate you’ve seen is there any possibility that trial could also be stopped early or is it a requirement that you enroll the full number of patients in that study?

Lori Kunkel, MD – Chief Medical Officer
Thank you, Jason.  With respect to the Phase III studies if we look at them all in context.  The mantle cell Phase II study’s being conducted by our partners at Janssen, and we will not comment on the plans right now, the regulatory strategy on that, but would refer you to them.

With respect to the bendamustine/rituximab combination with ibrutinib that trial is also being conducted by our partners at Janssen, and I will tell you that trial is slated to start after our trial with ofatumumab and will be, by virtue of the combination, a longer trial to enroll and will likely be a supplemental application to the ofatumumab versus ibrutinib trial.

To address your question about the ofatumumab versus ibrutinib trial or the 1112 trial there is an interim plan, but as we have discussed before we are planning to conduct the trial until the final analysis.  That interim will help us to take a look at how effective ibrutinib is in this population; however, we do not plan to stop the trial at that interim without advice from regulatory authorities.

Jason Kantor – RBC Capital Markets
And then, I assume when you talk about the DLBCL and mantle cell Phase II that completed enrollment that those are likely slated for ASH and what would it take—what more do you need to see, I guess, in order to make a development decision in DLBCL to run a larger clinical program there?

Lori Kunkel, MD – Chief Medical Officer
The diffuse large B-cell trial just finished enrolling, and I will say that trial was initiated in 2011 so the data is actually very immature on those patients.  What we’ll be looking for is longer term follow-up as well as getting data in on looking at most of the different subsets that were enrolled on that study and the durability of responses.  We do expect to have our analysis, at least a preliminary analysis by ASH and we’ll update you later on our progress with that.  But I think the durability of the response is going to be key and certainly letting the data mature so that moving forward we make the best decisions for the patients.

Operator
Our next question comes from the line of Brian Skorney with Brean Murray.  Please proceed with your question.

Brian Skorney – Brean Murray
Hi Guys.  Thanks for taking the question.  I guess I’m just kind of wondering, you know, looking across all the studies—and there’s obviously very, very low progression rate—but there seems to be one or two in each of them.  I just wondered if you could kind of characterize at all, I mean, do these all seem to be Richter’s transformations in the CLL studies, and do you have any details on the progressors in the mantle cell lymphoma study, just to try to get a handle on where BTK inhibition might be breaking down or if this is just a compliance issue or any insight into the biology underlying these progressions?

Lori Kunkel, MD – Chief Medical Officer
Thank you.  That’s a great question, and certainly part of our program is to be looking at the mechanisms of potential resistance.  So with respect to the CLL patients, the events have actually just been too infrequent for us to characterize them appropriately.  To date, there has not been any consistent pattern.

And furthermore, I think what probably complicates this is that ibrutinib is working despite the poor genetic features of many of these patients.  So I can tell you, it does not seem to be a breakdown in the fact that we are treating high-risk genetic patients.

With respect to the mantle cell, right now, again, we do not have any data on characterizing those patients.  The numbers have been relatively low; however, I think these larger studies will help us collect further data prospectively.  We’re planning on getting tissue on these relapses and actually doing more of a continually monitoring, obtaining prospective tissue on the patients.

Brian Skorney – Brean Murray
Great.  Thanks.  Did you just mention that you guys are going to have an update on the relapsed/refractory single-agent data at EHA in a couple of weeks?

Lori Kunkel, MD – Chief Medical Officer
Yes, that is correct.  The data that was presented, the 12-month landmark data that was presented at ASH will be updated at EHA.  We have about 18 months of followup now, so that will be of interest.  And the other data that will be presented, as mentioned, will be the bendamustine/Rituxan data with the few patients that were treated with FCR on that study, and then the treatment naïve data will be very similar to what was recently presented.

Brian Skorney – Brean Murray
Great.  Thanks so much.

Operator
Our next question comes from the line of Joe Pantginis with Roth Capital Partners.  Please proceed with your question.

Joe Pantginis – Roth Capital Partners
Hi Guys.  Thanks again for taking the question.  Congratulations on the data at ASCO.  A couple of quick questions if you don’t mind—in RESONATE, you mentioned the possibility that you’re going to be stratifying for 17p and also potentially look for accelerated approval in that pathway.  So I was just curious, is there a potential in this study for an interim look that might be able to drive the accelerated approval?  Then I just have a couple of followups.

Lori Kunkel, MD – Chief Medical Officer
That’s okay.  Thank you for the question.  We are stratifying in that study by 17p, and that—as we mentioned, there is no intention for filing on the interim data of that study.  I think what’s been discussed in the past is when there is ability to accelerate our regulatory pathway, we will do so.  But right now on that trial, it is not our intention file on 17p.

It is an area of particular interest to us in that ibrutinib has demonstrated overall responses and very durable responses in this patient group who has characteristically not responded to cytotoxic chemotherapy, so we’re investigating this as a potential pathway forward also.

Joe Pantginis – Roth Capital Partners
Okay, that’s helpful.  Thank you.  And then more of a general question regarding your collaboration with Janssen—at ASCO, you discussed really the extent of how broad your, even weekly, communications are with them, so is this saying—you, as well as Bob maybe, can you highlight why your seat at the table has transpired just as you had hoped and really how Janssen is leveraging your internal expertise with ibrutinib in driving the overall plans?

Robert Duggan – CEO and Chairman of the Board
Sure, Joe.  This is Bob.  We created a joint drug-development plan with Janssen prior to closing the transaction, so we really spent well over a full year working with them to architect the plan that we’re now executing upon.  Part of that, the goal there, was to inform them not only how well ibrutinib could potentially perform and to do that via empirical data, statistical significant data, but to also let them work with multiple teammates that we have brought to the table here.

Additionally, we asked to have significant responsibility carrying the plan forward, and we intoned that when we would have that, it’d be much more likely that we would be able to hire some of the best breed of people that are always looking to work with outstanding molecules.  So this has been the case.

They, of course, are well qualified, have excellent people themselves, but we’ve generated mutual respect over a well-performing drug, and we expect that just to continue as we interact with each other and enhance our platform of knowledge and expand our contacts, leveraging those that both of us have.  So that was planned that way.  It’s operating that way.  And we expect it to continue to flow in that direction.

Joe Pantginis – Roth Capital Partners
Great.  Thank you.  And then maybe just one last clinical question for Lori.  I believe—and correct me if I’m wrong—eligibility criteria for RESONATE do include elderly patients that include liver dysfunction and I believe was less restricted when you compare it to ofatumumab.  Also, how does it compare with the eligibility criteria in the Ib/II study?

Lori Kunkel, MD – Chief Medical Officer
The eligibility criteria, as you have noted, is actually a little broader than the ofatumumab label, and that was discussed with both the FDA and the European medical authorities.  We had discussions around what patients would and should be treated in this randomized trial.  The eligibility criteria really doesn’t differ that much from what we enrolled in our Phase II, and that influenced our decision on that population that we moved forward into Phase III.

Then the second part about the liver functions, the level that we allow on study aren’t really liver impaired, but we do allow at least a grade 1, or patients that have slightly elevated LFTs, to come on in a study.  That was the same criteria as on our Phase II.  I think we’ve mentioned in the past, we have over 500 patients treated with this drug.  Hepatic issues or renal issues or cardiac issues have not emerged as any sort of strong safety signal, and so we do not have limitations right now enrolling those patients.

Joe Pantginis – Roth Capital Partners
Great.  Thanks a lot.

Robert Duggan – CEO and Chairman of the Board
You’re welcome.

Operator
Our next question comes from the line of Mike King with Rodman & Renshaw.  Please proceed with your question.

Mike King – Rodman & Renshaw
Thanks for taking my questions.  I hope you can hear me okay.  I appreciate all of your color and granularity on the study design.  Just a quick question—could you remind us what was the followup at ASCO to Susan O’Brien’s study?  …  just under a year was it not?

Lori Kunkel, MD – Chief Medical Officer
Which one?

Mike King – Rodman & Renshaw
The single-agent naïve patient.

Lori Kunkel, MD – Chief Medical Officer
The followup on the treatment-naïve patient at the time of the data cutoff was 14.4 months, so that was very, very mature data.

Mike Cain – Rodman & Renshaw
Okay.  And you said 18 months at EHA, correct?

Lori Kunkel, MD – Chief Medical Officer
Well, at EHA we’re going to report the updates on the relapsed/refractory patients, which would have an additional 6 months from ASH, so that’ll be around 18 months.  We’re not updating the treatment naïve at that time point because we just reported it.  So the update will be on the relapsed/refractory patient, just to clarify.

Mike King – Rodman & Renshaw
Okay, and then just a question about transplant in 1108 and 1109.  Was the decision to transplant protocol specified, or was it left to the investigator, and how are you going to analyze … in both the ofa as well as the BR registration trials?

Lori Kunkel, MD – Chief Medical Officer
That’s a very good question.  No, it was not protocol-specified.  And particularly in the BR Phase II trial, I think the number of patients that went on to transplant truly reflects the refractory type of patients that were enrolled, and when PIs saw them getting into remission, they moved them on to transplant.

As we go through selecting our sites and discussing the protocols with our sites, we have talked this over with our investigators, and they’re well aware that patients that they would normally consider for transplant, because of our endpoint of PFS, we would prefer that they not be enrolled on the trial; however, it is not an exclusion criteria.  But we work with the sites very closely on this.  So we do not expect a high dropout due to transplant.

Those patients that go on to transplant in our studies are not censored for PFS until they actually progress, so we should be clear on that.  But we expect to minimize that by working closely in selection of our investigator sites.

Mike King – Rodman & Renshaw
Right.  Thank you for taking the questions.

Operator
Our next question comes from the line of Alan Carr with Needham & Company.  Please proceed with your question.

Alan Carr – Needham & Company
Hi, this is actually Mark on the line for Alan.  Thanks for taking my question.  I just had some followup about the Phase III frontline in single agent with elderly patients.  Did you guys say exactly when you expected that trial to start?  I know you mentioned it earlier, but I didn’t catch when the trial start date would be?

Lori Kunkel, MD – Chief Medical Officer
We do not have an exact start date yet.  We’re still under regulatory discussions with the authorities, and we hope to be able to update you later on in the year.  We anticipate to get this all wrapped up by the end of the year  or sometime in early 2013, but we’ll update you on that as our discussions are completed.

Alan Carr – Needham & Company
Gotcha.  Thanks.  So regarding that trial specifically, what might the comparator be?

Lori Kunkel, MD – Chief Medical Officer
Our discussions are still ongoing, but as we look at the current standard of care in these elderly patients, our proposal is that we do an oral-oral comparison, and the oral agent that is most widely accepted on a global arena is chlorambucil.

In fact, as we go through the potential comparators, there has been nothing in the elderly population that has been shown to be superior to chlorambucil, so we still think that this is the most appropriate comparator for this elderly population, and that’s the proposal on the table that we’re moving forward.

Alan Carr – Needham & Company
And are we talking, like, a three-year, 500-patient trial, or?

Lori Kunkel, MD – Chief Medical Officer
We’re not talking yet about that size, but as soon as we complete our discussions, we’ll let you know about the size of the trial and how we view the control arm performing.

Alan Carr – Needham & Company
Great.  Alright, thanks for taking my questions.

Operator
Our next question is a followup question from the line of Jason Kantor with RBC Capital Markets.  Please proceed with your question.

Jason Kantor – RBC Capital Markets
The feedback that I’ve been getting, obviously doctors and patients are very excited about this drug, and I would assume interest in these trials could be very high, but what could you do to reduce the possibility of patients who get randomized to ofatumumab or some of these other agents that just drop out of the study.

Lori Kunkel, MD – Chief Medical Officer
Again, I think when we look at the conduct of the trial—and as you mentioned, we have very enthusiastic investigators—I think we also have a very seasoned investigator group that understand the importance in clinical development of conducting randomized controlled trials in order to establish the efficacy and the safety of these products.

They are working very closely with us on consenting the patients appropriately, that the patients understand that once they agree to sign consent forms that it is a one-to-one randomization and that they may receive ofatumumab.  Ofatumumab obviously is active in this population, and so they are getting an active control.  I think that is a main point of this trial.

In addition, we are hoping to offer an early-access program for patients who have been enrolled on the control arm.  They would be the first patients to have access to our drug once the study is closed, and they would be enrolled on a followup protocol.  So although we do not intend to cross over the patients during the study, once the study is closed, and if the benefit is demonstrated, those patients, again, would be offered an early access.  That’s our current plan.

Jason Kantor – RBC Capital Markets
Thank you.

Operator
Our next question is a followup question from the line of Mike King with Rodman & Renshaw.  Please proceed with your question.

Mike King – Rodman & Renshaw
Thanks for taking the followup.  I actually had two separate questions: one on CLL, and then one on myeloma.  Regarding CLL, just wanted to know if you could give us your thoughts on the use of ibrutinib in the asymptomatic population.  I got information … that there was some clinicians talking about the excitement about ibrutinib in that setting.  But my understanding is that in frontline there isn’t a whole lot going on in CLL.  I don’t know if you … understand the opportunity in that population, but maybe speak to that.

Lori Kunkel, MD – Chief Medical Officer
Well, we certainly appreciate your enthusiasm at moving the drug even further up front.  I thought we were doing a good job at getting it up front within two years of the results.  But it is something that we have discussed about internally that in high-risk patients who are not yet symptomatic, would this be an appropriate therapy.

However, we certainly have not at this point come up with the strategy of doing that, and I think certainly we would want to see probably a little bit more long-term safety data on this and an opportunity to give Paula a chance to evaluate that market more carefully.  So it is on our radar, and as we continue to follow up the safety, I think that’ll be an important contributing factor.

Mike King – Rodman & Renshaw
Well, thanks for the color on that, but any thoughts on how prevalent … is?  Is it a quarter of the patients?  Is it five percent?  Is it not really well determined?

Lori Kunkel, MD – Chief Medical Officer
By the criteria—and I won’t say old criteria, but by IWCLL criteria—stage 0 patients which wouldn’t necessarily require treatment are at least a quarter of newly diagnosed patients.  However, even within that group, you may have young patients with some poorer cytogenetics that would predict that over time they may progress sooner than other patients.  So we don’t right now have that completely ferreted out for numbers, but there is a population there that may be attractive.

Mike King – Rodman & Renshaw
Okay, thanks—appreciate the color on that.  And then secondly on myeloma, I just wonder if you could help us perhaps understand or handicap ibrutinib’s opportunity to show some results in that setting?  It’s pretty clear that rituxan doesn’t have activity in myeloma, despite being a B-cell inhibitor.  I know there’s some clinical activity on the part of ibrutinib.  Is that really the major mechanism of action in myeloma, or should we be thinking about other contributions to the anti-myeloma effect of the molecule?

Lori Kunkel, MD – Chief Medical Officer
No, when we look at myeloma in the pre-clinical studies that Joe Buggy had done with our collaborators, I think we’re very intrigued about the role that BTK has in the microenvironment.  The myeloma cells are very dependent on stromal interactions, and BTK is expressed both in the microenvironment, as well as in the myeloma cells.  We did see single-agent activity in the animals, and so we’re hoping that we can reproduce that activity.  But I’ll let Joe add on anything about the mechanism of actions in the microenvironment.

Joseph Buggy, Ph.D. – Vice President, Research
Yeah, I’ll just say that the mechanisms of action of rituximab are very different from the mechanisms of  BTKs. As Lori pointed out, BTK is expressed in the microenvironmental cells, including … in the … class and monocytes.  So it could be at least in pre-clinical studies we could expect … involved in B-cells while not necessarily directed …

Mike King – Rodman & Renshaw
Thanks for the color there too.

Operator
There are no further questions at this time.  Now, Bob Duggan, CEO and Chairman, will provide closing comments.

Robert Duggan – CEO and Chairman of the Board
Thank you.  Janssen and Pharmacyclics team members situated throughout the world are working together around the clock, whether it be Asia, Europe, or the Americas, to broadly develop ibrutinib in relevant B-cell malignancies.  We’re becoming a strong team, pushing this drug into multiple Phase III trials with speed, yet under control and discipline, as you will witness in the course of this and the following year.

We are driven by the common goal of providing patient friendly, body-harmonious therapy to improve the quality and duration of life for patients suffering from cancer throughout the world.  We appreciate your interest in this transformational process.

This concludes our call.  Thank you for your participation, and we look forward to our next contact.

Operator
This concludes today’s teleconference.  Thank you for your participation.